As Filed with the Securities and Exchange Commission on August 17, 2005
Registration No. 333-89756

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	54-2061691
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1750 Tysons Boulevard	10 West 35th
Suite 1300	Street
McLean, VA 22102	Chicago, IL 60616
(703) 918-4480	(312) 567-4000
(Address of Registrant’s Principal Executive Offices, including Zip Code)
ALION SCIENCE AND TECHNOLOGY CORPORATION
EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN
(Full Title of the Plan)
James C. Fontana
Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
(703) 918-4480
(Name, Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Marc R. Paul
Baker &McKenzie
815 Connecticut Avenue, N.W.
Washington, DC 20006

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to Registration Statement 333-89756 on Form S-8 is being filed by the registrant, Alion Science and Technology Corporation (“Alion”), for the purpose of updating the number of shares of common stock that Alion is authorized to issue. Alion filed its Third Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware on March 31, 2005, in order to reduce the number of shares of common stock it is authorized to issue from 15 million to 8 million. Alion is restating Item 4 of Part II of the Registration Statement to reflect this change. This Post-Effective Amendment No. 1 also updates the number of shares of common stock that have been issued by Alion and that remain outstanding.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 4. Description of Securities
     The Company’s authorized capital stock consists of 8 million shares of common stock, par value $.01 per share. The Company has the ability to issue an indeterminate number of interests to be offered or sold pursuant to the Plan (“KSOP interests”). As of the date of this registration statement, 5,224,653.4185 shares of the Company’s common stock are issued and outstanding and are held in an employee stock ownership plan (“ESOP”) trust of which State Street Bank & Trust Company (“State Street”) is the trustee. Both the KSOP interests and the common stock underlying investments in the ESOP component of the Plan are being registered with the SEC.
     The shares of common stock currently outstanding are validly issued, fully paid and non-assessable. The KSOP interests currently outstanding are validly issued, fully paid and non-assessable.
     Voting Rights. Although the Company’s common stock is allocated to each Plan participant’s account in the ESOP component of the Plan, the participant is considered to hold only a beneficial ownership interest in these shares and he or she will not be the legal title holder of the shares. In this context this means that the participant will have the benefit of the value of the shares of common stock allocated to his or her account.
     State Street, the ESOP trustee, will hold record title to all shares of common stock held in the ESOP trust and as such, will usually vote those shares on the participant’s behalf, at the direction of the ESOP committee, which is comprised of four members of the Company’s management team and three other Company employees and is responsible for the financial management and administration of the ESOP component. If, however, the ESOP trustee determines that the direction of the ESOP committee is not in accordance with the terms of the Plan or is not a proper direction under the Employee Retirement Income and Security Act of 1974 (“ERISA”), it will vote the shares as it determines appropriate to fulfill its fiduciary the duties under ERISA.
     ERISA requires that the employee be able to direct the trustee to vote the shares of common stock allocated to his or her account on certain corporate transactions that require shareholder approval under state law. An employee will have the right to direct the ESOP trustee as to the manner in which to vote the shares allocated to his or her account on certain major events, which may include:
•	the Company’s merger with another company,

•	the Company’s liquidation and dissolution,

•	the sale of all or substantially all of the Company’s assets, and

•	any stock reclassification and recapitalization.
     The Company has extended to participants an additional right, which is to direct the trustee to vote the shares of common stock allocated to his or her account on any tender offer for, or other offer to purchase, the shares of the Company’s common stock in the ESOP component. If, however, the ESOP trustee determines that the employee votes are not in accordance with the terms of the Plan or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

     Each share of the Company’s common stock allocated to an employee’s account in the ESOP component will have one vote.
     Dividends/ Distributions. The ESOP is entitled to receive dividends, which in an S corporation are called distributions (“distributions/ dividends”), when, as and if declared by the Company’s board of directors in its discretion out of funds legally available for the payment of distributions/ dividends. Such distributions/ dividends will be allocated among all ESOP participants’ accounts according to the number of shares of common stock allocated to each participant’s account. The Company is, however, subject to covenants restricting its ability to pay distributions/ dividends to the ESOP under the terms of agreements governing the senior credit facilities, the mezzanine note, and the subordinated note. The Company does not expect to pay any distributions/dividends. The Company currently intends to retain future earnings, if any, for use in the operation of its business.
     Other Rights. In the event of the Company’s liquidation or dissolution, after payment of all amounts owed to lenders and other creditors, the ESOP will be entitled to our remaining assets for distribution to investors in the ESOP component. The ESOP does not have any preemptive or other subscription rights, and the shares of the Company’s outstanding common stock held in the ESOP trust are not subject to further calls or assessment by the Company. There are no conversion rights or sinking fund provisions applicable to the shares of common stock.
     A description of the plan interests is not included in this registration statement as permitted by Form S-8.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, in the Commonwealth of Virginia, on this 17th day of August, 2005.

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ Bahman Atefi

Bahman Atefi President and Chief Executive Officer and Director (Principal Executive Officer)
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Bahman Atefi Name: Bahman Atefi Title: Chairman, Chief Executive Officer and Director (Principal Executive Officer)	Dated: August 17, 2005
By:	/s/ John M. “Jack” Hughes Name: John M. “Jack” Hughes Title: Chief Financial Officer (Principal Financial Officer)	Dated: August 17, 2005
By:	/s/ Gary Amstutz Name: Gary Amstutz Title: Senior Vice President and Executive Director of Finance (Principal Accounting Officer)	Dated: August 17, 2005
By:	/s/ Edward C. (Pete) Aldridge Name: Edward C. Aldridge, Jr. Title: Director	Dated: August 10, 2005

By:	/s/ Leslie Armitage Name: Leslie Armitage Title: Director	Dated: August 17, 2005
By:	/s/ Lewis Collens Name: Lewis Collens Title: Director	Dated: August 10, 2005
By:	/s/ Admiral (Ret.) Harold W. Gehman, Jr. Name: Admiral (Ret.) Harold W. Gehman, Jr. Title: Director	Dated: August 10, 2005
By:	/s/ Donald E. Goss Name: Donald E. Goss Title: Director	Dated: August 12, 2005
By:	/s/ Robert L. Growney Name: Robert L. Growney Title: Director	Dated: August 11, 2005
By:	/s/ General (Ret.) George A. Joulwan Name: General (Ret.) George A. Joulwan Title: Director	Dated: August 10, 2005
By:	/s/ General (Ret.) Michael E. Ryan Name: General (Ret.) Michael E. Ryan Title: Director	Dated: August 9, 2005

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized, in the city of McLean, in the Commonwealth of Virginia, on this 17th day of August, 2005.

THE ALION SCIENCE AND TECHNOLOGY CORPORATION EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN

By:	/s/ Bahman Atefi Name: Bahman Atefi Title: Chairman of ESOP Committee